Teche Holding Company (TSH) Shareholders Approve Merger
With IBERIABANK Corporation

NEW IBERIA, LA – NYSE-MKT: TSH – Patrick O. Little, President and CEO of Teche Holding Company (the “Company”), the holding company for Teche Federal Bank, announced that a special meeting of shareholders was held today.  At the meeting, shareholders approved the Agreement and Plan of Merger, dated January 12, 2014, by and between Teche Holding Company and IBERIABANK Corporation (the “Agreement”), pursuant to which the Company will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation surviving the merger.  Shareholders also approved an advisory (non-binding) proposal regarding the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

Under the Agreement, the Company’s shareholders will receive 1.162 shares of common stock of IBERIABANK Corporation for each share of the Company’s common stock held.

Teche Federal Bank presently operates twenty offices in the Louisiana parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne, Lafourche, St. Landry and East Baton Rouge.  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE MKT.  The bank’s website address is www.teche.com.  The Federal Deposit Insurance Corporation (FDIC) insures deposits at Teche Federal Bank up to the legal maximum limits.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time.  Teche Holding Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Teche Holding Company.